INFOCROSSING, INC.
                                 CODE OF CONDUCT

     The Board of Directors of Infocrossing, Inc. (with its subsidiaries, the "Company") has adopted this code of conduct (this "Code") to:

     o promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

     o    promote full, fair, accurate, timely and understandable disclosure;

     o promote compliance with applicable laws and governmental rules and regulations;

     o ensure the protection of the Company's legitimate business interests, including corporate opportunities, assets and confidential information; and

     o    deter wrongdoing.

     All directors, officers and employees of the Company are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them. Additional policies and procedures of the Company (including those set forth in the Infocrossing Employee Handbook and Code of Ethics (as applicable) are separate requirements that apply to the Company's officers, directors and employees, but are not part of this Code.

     For purposes of this Code, the "Code of Conduct Contact Person" will be the Vice President of Human Resources.

     I. HONEST AND CANDID CONDUCT

     Each director, officer and employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

     Each director, officer and employee must:

     o Act with integrity; including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company's policies.

     o Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies.

     o    Adhere to high standards of business ethics.

     II. CONFLICTS OF INTEREST

     A "conflict of interest" may occur when an individual's private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member or his or her family, receives improper personal benefits as a result of his or her position in the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed with the Code of Conduct Contact Person.

     Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, wherever possible, be avoided.

     In particular, conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below, may include the following:

     o    any significant ownership interest in any supplier or customer;

     o any consulting or employment relationship with any customer, supplier or competitor;

     o any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company;

     o the receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

     o being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and

     o selling anything to the Company or buying anything from the Company, except on the same terms and conditions as other directors, officers or employees are permitted to so purchase or sell.

     Such situations, if material, must always be discussed with the Code of Conduct Contact Person. In addition, such situations, if material, must be approved (i) by the Audit Committee, in the case of executive officers or directors, and (ii) by the Code of Conduct Contact Person, in the case of other employees.

     Anything that would present a conflict for a director, officer or employee would likely also present a conflict if it were related to a member of his or her family.

     III. DISCLOSURE

     Each director, officer or employee involved in the Company's disclosure process, including the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions (the "Financial Officers") is required to be familiar with and comply with the Company's disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company's public reports and documents filed with the Securities and Exchange Commission ("SEC") comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company's other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

     Each director, officer or employee, who is involved in the Company's disclosure process, including without limitation the Financial Officers, must:

     o Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

     o Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations.

     o Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

     IV. COMPLIANCE

     It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

     As more fully set forth in the Infocrossing, Inc. Insider Trading Policy, it is against Company policy (and in many circumstances illegal) for a director, officer or employee to profit from undisclosed information relating to the Company or any other company. Any director, officer or employee may not purchase or sell any of the Company's securities while in possession of material nonpublic information relating to the Company (except as otherwise permitted by law (e.g., pursuant to a plan that meets all of the requirements of SEC Rule 10b5-1(c)). Also, any director, officer or employee may not purchase or sell securities of any other company while in possession of any material nonpublic information relating to that company.

     Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of any Company securities or any securities in companies that he or she is familiar with by virtue of his or her work for the Company, should consult with the Code of Conduct Contact Person before making any such purchase or sale.

     V. REPORTING AND ACCOUNTABILITY

     The Audit Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation (provided, however, that, as required by NASDAQ rules, waivers of this Code for executive officers or directors may be granted only by the Board of Directors).

     Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify the Code of Conduct Contact Person promptly. Failure to do so is itself a violation of this Code.

     Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of Conduct Contact Person. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with the Code of Conduct Contact Person to prevent possible misunderstandings and embarrassment at a later date.

     Each director, officer or employee must:

     o Notify the Code of Conduct Contact Person promptly of any existing or potential violation of this Code.

     o Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith.

     The Company will follow the following procedures in investigating and enforcing this Code, and in reporting on the Code:

     o Violations and potential violations will be reported by the Code of Conduct Contact Person to the Audit Committee.

     o The Audit Committee will take all appropriate action to investigate any violations reported to them.

     o If the Audit Committee determines that a violation has occurred, they will inform the Board of Directors, in the case of a violation by a director or executive officer, or the Chief Executive Officer, in the case of any other employee.

     Upon being notified that a violation has occurred, the Board of Directors (in the case of a violation by a director or executive officer) or the Chief Executive Officer (in the case of a violation by any other employee), in consultation with other appropriate company personnel, will take such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of appropriate governmental authorities.

     The Company has a Sarbanes-Oxley Complaint Procedure for employees who wish anonymously or confidentially to report concerns regarding questionable accounting or auditing matters, suspected violations of the Sarbanes-Oxley Act of 2002, or suspected violations of other Company policies and procedures. Complaints should be addressed as follows: Audit Committee of the Board of Directors of Infocrossing, Inc., P.O. Box 1868, Leonia, NJ 07605. Any correspondence received in this post office box will be forwarded to the member of the Audit Committee designated by Committee to review such correspondence. Notwithstanding the above requirements of this Code that employees report existing or potential violations of the Code to the Code of Conduct Contact Person, employees may, in the alternative, if they feel more comfortable doing so, report such existing or potential violations of the Code by way of the Sarbanes-Oxley Complaint Procedure.

     VI. WAIVER

     From time to time, the Company may waive some provisions of this Code. Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors and must be promptly disclosed by filing a Form 8-K with the SEC within 5 business days. Any waiver for other employees may be made only by the Code of Conduct Contact Person.

     VII. DISCLOSURE OF CODE

     A copy of this Code, including any amendments, shall be filed as an exhibit to the Company's Annual Report on Form 10-K.